Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

FIRSTMERIT CORPORATION

FIRST: The name of said corporation (which is hereinafter referred to as the “Corporation”) shall be FIRSTMERIT CORPORATION.

SECOND: The place in the State of Ohio where its principal office is to be located is in the City of Akron in Summit County, but the Corporation may establish and maintain its principal office, or other offices, at other places in the United States of America, as its Board of Directors (the “Board” or the “Board of Directors”) may, from time to time, determine.

THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which a corporation may be formed under Chapter 1701 of the Revised Code of Ohio.

FOURTH:

Part A. Classes of Stock

The maximum number of shares which the Corporation is authorized to issue and to have outstanding at any time shall be One Hundred Sixteen Thousand (116,000), which shall be classified as follows:

(a) One Thousand (1,000) of said shares shall be common stock, without par value (“Common Stock”); and

(b) One Hundred Fifteen Thousand of said shares shall be Series Preferred Stock without par value (“No Par Value Preferred Stock”).

Part B. Voting Rights

Except as otherwise provided by law or the other provisions herein, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

Part C. Express Terms of No Par Value Preferred Stock

The express terms and provisions of the no par value Preferred Stock shall be as follows:

Section 1. Designation. All shares of No Par Value Preferred Stock shall be of equal rank and shall be identical except in respect to the particulars as may be fixed and determined by the Board of Directors as hereinafter provided, and each share of each series shall be identical in all respects with all other shares of such series, except as to the date from which dividends are cumulative.

The Board of Directors is hereby authorized in respect of any unissued shares of No Par Value Preferred Stock to fix or change:

(a) The division of such shares into series, the designation of each series (which may be by distinguishing number, letter or title) and the authorized number of shares in each series, which number may be increased (except where otherwise provided by the Board of Directors in creating the series) or decreased (but not below the number of shares thereof outstanding) by like action of the Board of Directors;

(b) The annual dividend rates of each series;

(c) The dates at which dividends, if declared, shall be payable;

(d) The redemption rights and price or prices, if any, for shares of the series;

(e) The terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

(f) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

(g) Whether the shares of the series shall be convertible into Common Stock and, if so, the conversion price or prices and the adjustments thereof, if any, and all other terms and conditions upon which such conversion may be made;

(h) Restrictions on the issuance of shares of the same series or of any other class or series;

(i) The voting rights attributable to each issued series of No Par Value Preferred Stock, if any, subject to the limitations set forth in Section 5; and

(j) The right to elect up to two (2) additional directors, and the terms and conditions upon which such rights vest.

Section 2. Dividends and Distributions. The holders of the No Par Value Preferred Stock of each series shall be entitled to receive out of any funds legally available for No Par Value Preferred Stock as and when declared by the Board of Directors, dividends in cash at the rate for such series fixed by the Board of Directors in the manner set forth in Section 1 hereof and no more, payable quarterly on the dates fixed for such series. Such dividends shall be cumulative, in the case of shares of each particular series, from and after the date of issuance thereof. No dividends may be paid or declared or set apart for any of the No Par Value Preferred Stock for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared or set apart for all No Par Value Preferred Stock, of all series then issued and outstanding and entitled to receive such dividend.

Section 3. Certain Restrictions. In no event, so long as any No Par Value Preferred Stock shall be outstanding, shall any dividends, except a dividend payable in Common Stock, be paid or declared or any distribution be made, except as aforesaid, on the Common Stock, nor shall any Common Stock be purchased, retired or otherwise acquired by the corporation:

(a) Unless all accrued and unpaid dividends on No Par Value Preferred Stock, including the full dividends for the current quarterly dividend period, shall have been declared and paid, or a sum sufficient for payment thereof set apart; and

(b) Unless there shall be no arrearages with respect to the redemption of No Par Value Preferred Stock of any series from any sinking fund provided for shares of such series by the Board of Directors in the manner set forth in Section 1 hereof.

Section 4. Liquidation, Dissolution or Winding Up.

(a) Subject to the provisions hereof, the holders of the No Par Value Preferred Stock of any series shall, in case of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Stock the amounts fixed with respect to shares of such series in accordance with the decision of the Board of Directors in the manner set forth in Section 1 hereof plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amounts due pursuant to such liquidation, dissolution or winding up of the affairs of the Corporation.

(b) The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purpose of this Section 4.

Section 5. Voting Rights. No series of No Par Value Preferred Stock may be issued with voting rights in excess of one (1) vote per share. The aggregate of all additional directors that may be elected by all series of No Par Value Preferred Stock may not exceed two (2).

Part D. Express Terms of Non-Cumulative Perpetual Preferred Stock, Series A

Section 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of No Par Value Preferred Stock of the Corporation a series of preferred stock designated as the “5.875% Non-Cumulative Perpetual Preferred Stock, Series A” (the “Non-Cumulative Perpetual Preferred Stock”). The authorized number of shares of Non-Cumulative Perpetual Preferred Stock initially shall be up to 115,000 shares.

Section 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions had been set forth in full herein.

Section 3. Definitions. The following terms are used in this Part D (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, without par value, of the Corporation.

(b) “Dividend Payment Date” means February 4, May 4, August 4 and November 4 of each year, commencing on May 4, 2013. If any Dividend Payment Date is not a business day, then the Dividend Payment Date will be the next succeeding business day and no additional dividends will accrue in respect of any payment made on the next succeeding business day.

(c) “Junior Stock” means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provides that it ranks junior to Non-Cumulative Perpetual Preferred Stock as to dividend rights or as to rights on liquidation, dissolution or winding up of the Corporation.

(d) “Liquidation Preference” means $1,000 per share of Non-Cumulative Perpetual Preferred Stock.

(e) “Parity Stock” means Dividend Parity Stock and Voting Parity Stock.

Section 4. Certain Voting Matters. Holders of the Preferred Stock shall have no voting rights, except as to certain matters set forth herein or as otherwise provided by applicable law.

FIFTH:

Unless and except to the extent that the Code of Regulations of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH:

The Corporation shall indemnify and hold harmless any director or officer, any former director or officer of the Corporation and any person who is or has served at the request of the Corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against all liability and loss suffered and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by applicable law, as the same may be in effect from time to time. The indemnification provided for herein shall not be deemed to restrict the right of the Corporation to (i) indemnify employees, agents and others as permitted by such law, (ii) purchase and maintain insurance or provide similar protection on behalf of directors, officers or such other persons against liabilities asserted against them or expenses incurred by them arising out of their service to the Corporation as contemplated herein, and (iii) enter into agreements with such directors, officers, employees, agents or others indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against them or incurred by them arising out of their service to the Corporation as contemplated herein.

SEVENTH:

Notwithstanding any provision of the Revised Code of Ohio requiring for any purpose the vote, consent, waiver or release of the holder of shares entitling them to exercise two-thirds or any other proportion (but less than all) of the voting power of the Corporation or of any class or classes of shares thereof, for such purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes shall be required.

EIGHTH:

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, or repeal the Code of Regulations of the Corporation by a majority vote at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the shareholders of the Corporation to adopt, amend, or repeal any Code of Regulations.

NINTH:

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Articles of Incorporation (“Articles”), and any other provisions authorized by the laws of the State of Ohio at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Articles in its present form or as hereafter amended are granted subject to the right reserved herein.

ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Non-Cumulative Perpetual Preferred Stock shall be identical in all respects to every other share of Non-Cumulative Perpetual Preferred Stock, except for the Original Issue Date from which dividends shall accrue. The Non-Cumulative Perpetual Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations (as defined below). The Non-Cumulative Perpetual Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Non-Cumulative Perpetual Preferred Stock:

(a) “Applicable Dividend Rate” means, when, as and if declared by the Board or a duly authorized committee of the Board, 5.875% per annum.

(b) “Appropriate Federal Banking Agency” means the Federal Reserve or any “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Business Day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to close.

(d) “Certificate of Designations” means the Certificate of Amendment or comparable instrument relating to the Non-Cumulative Perpetual Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(e) “DTC” means the Depository Trust Company, together with its successors and assigns.

(f) “Dividend Payment Date” has the meaning set forth in Section 3(a).

(g) “Dividend Parity Stock” means, any other class or series of stock of the Corporation that ranks equally with the Non-Cumulative Perpetual Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(h) “Dividend Period” has the meaning set forth in Section 3(a).

(i) “Dividend Record Date” has the meaning set forth in Section 3(a).

(j) “Federal Reserve” means the Board of Governors of the Federal Reserve System and its delegates.

(k) “Original Issue Date” means the date on which shares of Non-Cumulative Perpetual Preferred Stock are first issued.

(l) “Preferred Director” has the meaning set forth in Section 7(b).

(m) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Non-Cumulative Perpetual Preferred Stock.

(n) “Redemption Date” means any Dividend Payment Date on or after February 4, 2018.

(o) “Redemption Price” means $1,000 per share of Non-Cumulative Perpetual Preferred Stock, plus the per share amount of any declared and unpaid dividends, without regard to any undeclared dividends.

(p) “Regulations” means the Code of Regulations of the Corporation, as they may be amended from time to time.

(q) A “Regulatory Capital Treatment Event” means the good faith determination by the Board or a duly authorized committee of the Board that, as a result of any (i) amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective (or will become effective) after the initial issuance of any share of Non-Cumulative Perpetual Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective (or will become effective) after the initial issuance of any share of Non-Cumulative Perpetual Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Non-Cumulative Perpetual Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of all shares of Non-Cumulative Perpetual Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Federal Reserve or other Appropriate Federal Banking Agency, as then in effect and applicable, for as long as any share of Non-Cumulative Perpetual Preferred Stock is outstanding.

(r) “Standard Provisions” means these Standard Provisions that form a part of the Certificate of Designations relating to the Non-Cumulative Perpetual Preferred Stock.

(s) “Voting Parity Stock” means, with regard to any matter as to which the holders of Non-Cumulative Perpetual Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Dividend Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of the Non-Cumulative Perpetual Preferred Stock shall be entitled to receive, on each share of Non-Cumulative Perpetual Preferred Stock, if, when and as declared by the Board, or any duly authorized committee of the Board, but only out of legally available assets, non-cumulative cash dividends with respect to each Dividend Period (as defined below), which shall accrue at a rate per annum equal to the Applicable Dividend Rate on the Liquidation Preference per share of Non-Cumulative Perpetual Preferred Stock. Dividends are not mandatory. Such dividends shall not be cumulative and shall be payable quarterly in arrears on each February 4, May 4, August 4 or November 4, each such date, a “Dividend Payment Date,” beginning on May 4, 2013. A “Dividend Period” is the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on and include the Original Issue Date. If any specified Dividend Payment Date on which dividends would otherwise be payable is not a Business Day, then the Dividend Payment Date will be the next succeeding Business Day and no additional dividends will accrue in respect of any payment made on the next succeeding Business Day.

Dividends that are payable on Non-Cumulative Perpetual Preferred Stock in respect of any Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward. The Corporation shall not pay interest or any sum or money instead of interest on any dividend payment that may be in arrears on the Non-Cumulative Perpetual Preferred Stock.

Dividends that are payable on the Non-Cumulative Perpetual Preferred Stock on any Dividend Payment Date will be payable to holders of record of Non-Cumulative Perpetual Preferred Stock as they appear on the books of the Corporation on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, not exceeding 30 days before the applicable Dividend Payment Date, as shall be fixed by the Board or any duly authorized committee of the Board (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Non-Cumulative Perpetual Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Non-Cumulative Perpetual Preferred Stock as specified in this Section 3. If the Board (or a duly authorized committee of the Board) does not declare a dividend on the Non-Cumulative Perpetual Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such Dividend Period, no dividend shall be payable on the applicable Dividend Payment Date, and the Corporation shall have no obligation to pay any dividend for such Dividend Period, whether or not the Board (or a duly authorized committee of the Board) declares a dividend for any future Dividend Period with respect to the Non-Cumulative Perpetual Preferred Stock or at any future time with respect to any other class or series of the Corporation’s capital stock.

(b) Priority of Dividends. So long as any share of Non-Cumulative Perpetual Preferred Stock remains outstanding unless (i) the full dividends for the most recently completed Dividend Period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Non-Cumulative Perpetual Preferred Stock and (ii) the Corporation is not in default on its obligation to redeem any shares of Non-Cumulative Perpetual Preferred Stock that have been called for redemption, (1) no dividend or distribution shall be declared, paid or set aside for payment and no distribution shall be declared, made or set aside for payment on any Junior Stock (other than dividends payable solely in Junior Stock or any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under such plan) and (2) no shares of Junior Stock or Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly. The foregoing limitations shall not apply to (i) reclassification of Junior Stock or into other Junior Stock or reclassification of Parity Stock for or into other Parity Stock, (ii) pro rata offers to purchase all, or a pro rata portion, of the Non-Cumulative Perpetual Preferred Stock and such Parity Stock, (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or the exchange or conversion of Parity Stock for or into other Parity Stock or Junior Stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or Parity Stock, (v)

purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employee contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants of the Corporation, (vi) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business, (vii) purchases of shares of Junior Stock or Parity Stock pursuant to a contractually binding requirement to buy Junior Stock or Parity Stock existing prior to the most recently completed Dividend Period, including under a contractually binding stock repurchase plan, (viii) purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (ix) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary and (x) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries, including as trustees or custodians). No monies shall be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation.

If dividends are not paid in full upon the shares of Non-Cumulative Perpetual Preferred Stock and any shares of Dividend Parity Stock, all dividends declared for payment on Non-Cumulative Perpetual Preferred Stock and all such Dividend Parity Stock and payable on such Dividend Payment Date (or, in the case of Dividend Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared so that the respective amounts of such dividends due on shares of dividends declared per share shall bear to each other the same ratio between the then-current Non-Cumulative Perpetual Preferred Stock and (i) in the case of any series of non-cumulative Dividend Parity Stock, the aggregate of the current and unpaid dividends due on such series of preferred stock and (ii) in the case of any series of cumulative Dividend Parity Stock, the aggregate of the current and accumulated and unpaid dividends due on such series of preferred stock.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by the Board or any duly authorized committee of the Board, may be declared and paid on the Common Stock and any other Junior Stock, from time to time out of any assets legally available for such payment, and the holders of the Non-Cumulative Perpetual Preferred Stock or Dividend Parity Stock shall not be entitled to participate in any such dividends. Holders of Non-Cumulative Perpetual Preferred Stock shall not be entitled to receive any dividends not declared by the Board (or a duly authorized committee of the Board of Directors) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.

Dividends on the Non-Cumulative Perpetual Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including the applicable capital adequacy guidelines of the Federal Reserve or, as and if applicable, the capital adequacy guidelines or regulations of any successor or other Appropriate Federal Banking Agency.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Non-Cumulative Perpetual Preferred Stock shall be entitled to receive for each share of Non-Cumulative Perpetual Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Corporation, subject to the rights of any creditors of the Corporation, and subject to the rights of holders of any securities ranking senior to Non-Cumulative Perpetual Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Non-Cumulative Perpetual Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Preference and (ii) the amount of any declared and unpaid dividends prior to the date of payment (but without any amount in respect of dividends that have not been declared prior to such payment date). After payment of the full amount of such liquidating distribution, the holders of Non-Cumulative Perpetual Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b) Partial Payment. If in any distribution described in Section 4(a) above, the assets of the Corporation or the proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Non-Cumulative Perpetual Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Non-Cumulative Perpetual Preferred Stock as to such distribution, holders of Non-Cumulative Perpetual Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Non-Cumulative Perpetual Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Non-Cumulative Perpetual Preferred Stock as to such distribution has been paid in full, the holders of Junior Stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Non-Cumulative Perpetual Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Non-Cumulative Perpetual Preferred Stock may not be redeemed prior to February 4, 2018. After February 4, 2018, the Corporation may, at its option, on any Dividend Payment Date, subject to the prior approval of the Federal Reserve or other Appropriate Federal Banking Agency, redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Non-Cumulative Perpetual Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the Liquidation Preference, plus the per share amount of any declared and unpaid dividends, without regard to any undeclared dividends, on the Non-Cumulative Perpetual Preferred Stock prior to the date fixed for redemption.

Notwithstanding the foregoing, within 90 days of the Corporation’s good faith determination that a Regulatory Capital Treatment Event has occurred, it may, at its option, subject to the prior approval of the Federal Reserve or other Appropriate Federal Banking Agency, upon notice given as provided in Section 5(c) below, redeem, all (but not less than all) of the shares of Non-Cumulative Perpetual Preferred Stock at the time outstanding at a redemption price equal to the Liquidation Preference, plus the per share amount of any declared and unpaid dividends, without regard to any undeclared dividends on the Non-Cumulative Perpetual Preferred Stock prior to the date fixed for redemption.

The redemption price for any shares of Non-Cumulative Perpetual Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Non-Cumulative Perpetual Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Non-Cumulative Perpetual Preferred Stock will have no right to require redemption or repurchase of any shares of Non-Cumulative Perpetual Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Non-Cumulative Perpetual Preferred Stock shall be given to the holders of record of the shares to be redeemed either by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation (provided that, if Non-Cumulative Perpetual Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC), or by such other method approved by the depositary for the Non-Cumulative Perpetual Preferred Stock, in its reasonable discretion. Such notice shall be mailed not less than 30 days nor more than 60 days prior to the applicable Redemption Date. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Non-Cumulative Perpetual Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Non-Cumulative Perpetual Preferred Stock. Each notice of redemption given to a holder shall state: (1) the Redemption Date; (2) the number of shares of the Non-Cumulative Perpetual Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price; (4) the place or places where the certificates evidencing shares of Non-Cumulative Perpetual Preferred Stock are to be surrendered for payment of the redemption price; and (5) that dividends on the shares of Non-Cumulative Perpetual Preferred Stock to be redeemed shall cease to accrue on the redemption date.

(d) Partial Redemption. In case of any redemption of only part of the shares of Non-Cumulative Perpetual Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot, or in such other manner as the Board or any duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, and to the prior approval of the Federal Reserve or other applicable Appropriate Federal Banking Agency, the Board or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Non-Cumulative Perpetual Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the Redemption Date specified in the notice, all funds necessary for the redemption have been deposited by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares of Non-Cumulative Perpetual Preferred Stock called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company out of the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the redemption depository any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the applicable Redemption Date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares of Non-Cumulative Perpetual Preferred Stock called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest thereon.

(f) Status of Redeemed Shares. Shares of Non-Cumulative Perpetual Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock, provided that any such cancelled shares of Non-Cumulative Perpetual Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Non-Cumulative Perpetual Preferred Stock.

Section 6. No Conversion Rights. Holders of Non-Cumulative Perpetual Preferred Stock shares shall have no right to exchange or convert such shares into any other class or series of the Corporation’s securities.

Section 7. Voting Rights.

(a) General. The holders of Non-Cumulative Perpetual Preferred Stock shall not have any voting rights except as set forth below or as required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Non-Cumulative Perpetual Preferred Stock, or any other class or series of preferred stock that ranks on parity with the Non-Cumulative Perpetual Preferred Stock as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive (a “Nonpayment Event”), the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Non-Cumulative Perpetual Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of shareholders (or at a special meeting called for that purpose prior to such next annual meeting (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders)) and at each subsequent annual meeting of shareholders until all full dividends have been declared and paid on the Non-Cumulative Perpetual Preferred Stock and any other class or classes of preferred stock that is Dividend Parity Stock for at least four consecutive Dividend Periods after the Nonpayment Event, except as provided by law, subject to revesting in the event of each and every subsequent Nonpayment Event. When dividends have been declared and paid in full on the Non-Cumulative Perpetual Preferred Stock for four consecutive Dividend Periods after a Nonpayment Event, then the right of the holders of Non-Cumulative Perpetual Preferred Stock to elect the Preferred Stock Directors shall cease (but subject always to re-vesting of such voting rights in the case of any future Nonpayment Event), and the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the Corporation’s authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause by a majority of the shares of Non-Cumulative Perpetual Preferred Stock entitled to vote thereon (together with holders of any Voting Parity Stock, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist). If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose, by means of written consent, a successor who shall hold office for the unexpired term in respect of which such vacancy occurred, or if none remains in office, by a vote of the holders of a majority of (i) the outstanding shares of Non-Cumulative Perpetual Preferred Stock, and (ii) the outstanding shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Non-Cumulative Perpetual Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles, the vote or consent of the holders of at least 66 2/3% of the shares of the Non-Cumulative Perpetual Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Non-Cumulative Perpetual Preferred Stock or the Articles to issue, authorize or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or evidencing the right to purchase, any class or series of capital stock of the Corporation ranking senior to the Non-Cumulative Perpetual Preferred Stock;

(ii) Amendment of Non-Cumulative Perpetual Preferred Stock. Any amendment of the Certificate of Designations for the Non-Cumulative Perpetual Preferred Stock (or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Non-Cumulative Perpetual Preferred Stock, taken as a whole), or the Articles (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise); or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Non-Cumulative Perpetual Preferred Stock, or of a merger or consolidation of the Corporation with or into another corporation or other entity, unless in each case (x) the shares of Non-Cumulative Perpetual Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Non-Cumulative Perpetual Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), the authorization, creation and issuance, or an increase in the authorized or issued amount of, Junior Stock or any series of preferred stock, or any securities convertible into or exchangeable or exercisable for Junior Stock or any series of preferred stock, that by its terms expressly provides that it ranks pari passu with the Non-Cumulative Perpetual Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon our liquidation, dissolution or winding-up shall not be deemed to adversely affect the powers, preferences, privileges or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Non-Cumulative Perpetual Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Non-Cumulative Perpetual Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Non-Cumulative Perpetual Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Changes for Clarification. Without the consent of the holders of Non-Cumulative Perpetual Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Non-Cumulative Perpetual Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Non-Cumulative Perpetual Preferred Stock:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or

(ii) to make any provision with respect to matters or questions arising with respect to the Series Non-Cumulative Perpetual Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.

(f) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Non-Cumulative Perpetual Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such meeting or such consents shall be governed by any rules of the Board or any duly authorized committee of the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles, the Regulations, and applicable law and the rules of any national securities exchange or other trading facility on which Non-Cumulative Perpetual Preferred Stock is listed or traded at the time.

Section 8. No Preemptive Rights. No share of Non-Cumulative Perpetual Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Non-Cumulative Perpetual Preferred Stock may deem and treat the record holder of any share of Non-Cumulative Perpetual Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 10. Notices. All notices or communications in respect of Non-Cumulative Perpetual Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or by such other method approved by the depositary, in its reasonable discretion, not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof, or if given in such other manner as may be permitted in this Certificate of Designations, in the Articles or Regulations or by applicable law. Notwithstanding the foregoing, if shares of Non-Cumulative Perpetual Preferred Stock are issued in book-entry form through DTC or any similar facility, such notices may be given to the holders of Non-Cumulative Perpetual Preferred Stock in any manner permitted by DTC or such facility.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Non-Cumulative Perpetual Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles or as provided by applicable law.